Exhibit 4.1

Execution Copy
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Third Supplemental Indenture

from

Integrys Energy Group, Inc.
(f/k/a WPS Resources Corporation)

to

U.S. Bank National Association

Trustee

Dated as of June 1, 2009

Supplemental to

Indenture Dated as of October 1, 1999

7.27% Senior Notes Due June 1, 2014

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This Third Supplemental Indenture is made as of the 1st day of June, 2009 by and between Integrys Energy Group, Inc. (f/k/a WPS Resources Corporation), a corporation duly organized and existing under the laws of the State of Wisconsin (the “Company”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States, as trustee (the “Trustee”), and successor to Firstar Bank National Association.

Recitals of the Company:

Witnesseth:  that

The Company has heretofore executed and delivered its Indenture (hereinafter referred to as the “Senior Indenture”), made as of October 1, 1999; and

Section 3.01 of the Senior Indenture provides that Securities may be issued from time to time in series pursuant to a supplemental indenture specifying the terms of each series of Securities; and

The Company desires to establish a series of Securities to be designated “7.27% Senior Notes Due June 1, 2014” (the “Notes of the Series Due 2014”); and

Section 9.01 of the Senior Indenture provides that the Company and the Trustee may enter into indentures supplemental thereto for the purposes, among others, of establishing the form or terms of Securities of any series and adding to the covenants of the Company and events of default with respect to all or any series of Securities; and

The execution and delivery of this Third Supplemental Indenture (herein, this “Supplemental Indenture”) has been duly authorized by a Board Resolution;

Now, Therefore, this Supplemental Indenture

Witnesseth, that, in order to set forth the terms and conditions upon which the Notes of the Series Due 2014 are, and are to be, authenticated, issued and delivered, and in consideration of the premises and the purchase of the Notes of the Series Due 2014 by the Holders thereof, it is mutually covenanted and agreed for the equal and proportionate benefit of the respective Holders from time to time of such Notes of the Series Due 2014 as follows:

Article I
Relation to Indenture; Definitions

    Section 1.1.    This Supplemental Indenture constitutes an integral part of the Senior Indenture.

    Section 1.2.    For all purposes of this Supplemental Indenture:

    (a)    The following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“2009 Supplemental Indentures” is defined in the Note Purchase Agreement.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Bank Credit Facility” means that certain Credit Agreement, dated as of May 27, 2009 among the Company, Bank of America, N.A., as agent, and the lenders party thereto, together with any replacements, refinancings or supplements thereto.

“Business Day” means (a) for the purposes of Section 3.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of the Transaction Documents, any day other than a Saturday, a Sunday or a day on which commercial banks in Milwaukee, Wisconsin or New York, New York are required or authorized to be closed.

“Capitalization” means the sum of (a) Total Funded Debt plus (b) Net Worth.

“Change in Control” is defined in Section 3.3(f).

“Closing” is defined in Section 3 of the Note Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Integrys Energy Group, Inc., a Wisconsin corporation, or any successor that becomes such in the manner prescribed in the Senior Indenture.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default under the Senior Indenture.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in Chicago, Illinois as its “base” or “prime” rate.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“First Mortgage Indentures” means (a) that certain First Mortgage and Deed of Trust dated as of January 1, 1941, from Wisconsin Public Service Corporation to U.S. Bank National Association (successor to First Wisconsin Trust Company), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture, (b) that certain Indenture dated as of December 1, 1998, between Wisconsin Public Service Corporation and U.S. Bank National Association (successor to Firstar Bank Milwaukee, N.A.), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture, (c) that certain Indenture of Mortgage dated May 1, 1947, from Upper Peninsula Power Company to U.S. Bank National Association (successor to City National Bank and Trust Company of Chicago), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture and (d) that certain Indenture dated as of March 1, 1928, between The Peoples Gas Light and Coke Company and U.S. Bank National Association (successor to Illinois Merchants Trust Company), as trustee, as heretofore or hereafter amended, modified and supplemented and any substitute or replacement mortgage indenture (which, among other things, assumed the First and Refunding Mortgage dated January 2, 1926 form Chicago By-Product Coke Company).

“Funded Debt” of any Person means, without duplication, the sum of (a) all Indebtedness of such Person for borrowed money, except to the extent such Indebtedness is “non-recourse” to such Person or recourse for payment of such Indebtedness is limited to specific assets of such Person (whether or not included on a consolidated balance sheet of such Person), (b) the principal portion of all obligations of such Person under capital lease obligations, (c) all obligations, contingent or otherwise, relative to the face amount of all letters of credit issued to support Indebtedness of the kinds referred to in clauses (a) and (b) above, (d) all Guaranty Obligations of such Person with respect to Indebtedness and obligations of the type described in clauses (a) through (c) hereof of another Person; provided that such Guaranty Obligations are required to be reported as liabilities on a balance sheet of such Person prepared in accordance with GAAP (and without duplication of any liability already appearing as a liability on such balance sheet); and further provided that, in the event a Guaranty Obligation is limited as to dollar amount, such Guaranty Obligation shall not exceed such limitation, and (e) all Indebtedness and obligations of the type described in clauses (a), (b), and (c) hereof of another Person, secured by a Lien on any property of such Person whether or not such

Indebtedness or obligations has been assumed by such Person.  Notwithstanding the foregoing, Funded Debt shall not include trust preferred securities, if any, shall not include interest on Indebtedness that is accrued in the ordinary course of business and shall not include intercompany Indebtedness.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, provided that if the Company notifies the Holders of the Notes of the Series due 2014 that it wishes to amend any covenants included in Article V hereof (or any definition thereof) to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant or definition, then the Company’s compliance with such covenant or the meaning of such definition shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Holders (as defined in the Note Purchase Agreement).  Notwithstanding the foregoing, any entity that is not a Subsidiary but would be required to be consolidated in the financial statements of the Company because FIN 46 shall not be included in any computation of any financial covenant herein.

“Governmental Authority” means

(a)    the government of

(i)    the United States of America or any State or other political subdivision thereof, or

(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Funded Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Funded Debt, or (b) to advance or provide funds or other support for the payment or purchase of such Funded Debt or to maintain working capital, solvency or other balance sheet condition of such other Person.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made; provided that, in the event a Guaranty Obligation is limited as to dollar amount, such Guaranty Obligation shall not exceed such limitation.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person (other than trade payables), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) capital lease obligations and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (i) the net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, Permitted Energy Transactions, or other interest or exchange rate hedging arrangements, and (j) the maximum amount of all outstanding performance and standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).  The Indebtedness of any Person shall include the recourse Indebtedness of any partnership or unincorporated joint venture and for which such Person is legally obligated.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 3.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets and properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under the Transaction Documents, or (c) the validity or enforceability of the Transaction Documents; provided, however, that in no event shall any change, event, violation, inaccuracy, circumstance or effect that results from (i) changes generally affecting the industry in which the Company and its Subsidiaries operate or conduct business or (ii) changes generally affecting the United States economy constitute a Material Adverse Effect.

“MISO” means Midwest Independent Transmission System Operator, Inc.

“Multiemployer Plan” means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which the Company or any ERISA Affiliate and at least one employer other than the Company or any ERISA Affiliate are contributing sponsors.

“Net Worth” means, as of any date, the shareholders’ equity or net worth of the Company and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP but excluding accumulated other comprehensive income.

“Note Purchase Agreement” means that certain note purchase agreement dated as of June 11, 2009 among the Company and the purchasers named in Schedule A thereto.

“Notes” is defined in the Note Purchase Agreement.

“Notes of the Series Due 2014” means the series of senior debt securities authorized by this Supplemental Indenture.

“Notes of the Series Due 2016” is defined in the Note Purchase Agreement.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Energy Transactions” means commodity sale, purchase or option agreements or other commodity transactions or purchase or sale of weather derivatives entered into by the Company or any Principal Subsidiary in the ordinary course of the energy or energy related industry for non-speculative purposes relating to the purchase or sale of electric power, electric power transmission capacity, electric generation capacity, natural gas, natural gas transportation capacity, natural gas storage, generation spark spreads, heating oil, crude oil, propane, coal or currency.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Principal Subsidiary” means any Subsidiary, whether owned directly or indirectly by the Company, which, with respect to the Company and its Subsidiaries taken as a whole, represents at least twenty percent (20%) of the Company’s consolidated assets or the Company’s consolidated net income (or loss), as shown on the most recent financial statements delivered to the holders of the Notes of the Series Due 2014 pursuant to Section 7.1 of the Note Purchase Agreement except for Peoples Energy Corporation.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Redemption Date” is defined in Section 3.3.

“Proposed Reentry Redemption Date” is defined in Section 3.8.

“Purchaser” is defined in the Note Purchase Agreement.

“Reentry Event” is defined in Section 3.8(f).

“Required Holders” is defined in the Note Purchase Agreement.

“Reportable Event” means a “reportable event” as defined in section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Senior Indebtedness” means all Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of section 4062(e) of ERISA), (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under section 4042 of ERISA, (e) any event or condition which might reasonably constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (f) the complete or partial withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan.

“Total Assets” means all assets of the Company and its Subsidiaries as shown on the Company’s most recent quarterly or audited annual consolidated balance sheet, as determined in accordance with GAAP.

“Total Funded Debt” means all Funded Debt of the Company and its Subsidiaries, without duplication, on a consolidated basis, as determined in accordance with GAAP.  For purposes of determining Total Funded Debt, any election by the Company to measure an item of Funded Debt using a value less than par (as permitted by FASB 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

“Transaction Documents” means the Note Purchase Agreement, the Notes of the Series Due 2014, the Notes of the Series Due 2016, the 2009 Supplemental Indentures and the Senior Indenture.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA

Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

    (b)    Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Senior Indenture;

    (c)    All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

    (d)    The terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and “herewith” refer to this Supplemental Indenture.

Article II
The Securities

There is hereby established a series of Securities pursuant to Section 3.01 of the Senior Indenture as follows:

(a)    The title of the Securities of the series hereby established is “7.27% Senior Notes Due June 1, 2014.”

(b)    The aggregate principal amount of the Notes of the Series Due 2014 which may be authenticated and delivered under the Senior Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Securities of such series pursuant to Sections 2.05, 3.04, 3.05, 3.06, 9.06 or 11.07 of the Senior Indenture) shall be limited to One Hundred Million Dollars ($100,000,000).

(c)    All Notes of the Series Due 2014 will be represented by one or more notes in definitive form.

(d)    The Stated Maturity of the Notes of the Series Due 2014 shall be June 1, 2014.

(e)    The Notes of the Series Due 2014 shall bear interest on the unpaid principal balance thereof at the rate of 7.27% per annum (computed on the basis of a 360-day year of twelve 30-day months), and such interest shall accrue from the original issue date thereof (or from the most recent Interest Payment Date to which interest on such Notes has been paid or provided for).  The Interest Payment Dates for the Notes of the Series Due 2014 shall be June 1 and December 1 of each year commencing December 1, 2009, and the Regular Record Date will be 15th day of the calendar month immediately preceding each Interest Payment Date and will bear interest on overdue principal

(including any optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Default Rate.

(f)    Principal of and interest on the Notes of the Series Due 2014 shall be payable in U.S. Dollars at the Corporate Trust Office of the Trustee, provided, however, such payments of principal and interest shall be subject to the terms of Section 9 of the Note Purchase Agreement.

Such Securities shall be initially authenticated and delivered from time to time upon delivery to the Trustee of the documents required by Section 3.03 of the Senior Indenture.  The Notes of the Series Due 2014 shall be substantially in the form of the Security attached hereto as Appendix I, which is incorporated herein by reference.

Article III
Redemption of the Notes of the Series Due 2014

In accordance with Sections 3.01(7) and (8) of the Senior Indenture and notwithstanding the terms of Article XI of the Senior Indenture, the Notes of the Series Due 2014 shall be subject to the following rights and terms of redemption:

    Section 3.1.    Maturity. As provided therein, the entire unpaid principal balance of the Notes of the Series Due 2014 shall be due and payable on the Stated Maturity thereof.

    Section 3.2.    Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all of, or from time to time any part of, the Notes of the Series Due 2014, in an amount not less than 5% of the aggregate principal amount of the Notes of the Series Due 2014 then outstanding in the case of a partial prepayment, at a Redemption Price equal to 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give the Trustee and each Holder of Notes of the Series Due 2014 written notice of each optional prepayment under this Section 3.2 not less than 30 days and not more than 60 days prior to the Redemption Date fixed for such prepayment.  Each such notice shall specify such Redemption Date (which shall be a Business Day), the aggregate principal amount of the Notes of the Series Due 2014 to be prepaid on such Redemption Date, the principal amount of each Note of the Series Due 2014 held by such Holder to be prepaid (determined in accordance with Section 3.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each Holder of Notes of the Series Due 2014 a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

    Section 3.3.    Change in Control.

    (a)    Notice of Change in Control. The Company will, within fifteen Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to the Trustee and each holder of Notes of the Series Due 2014.  Such notice shall contain and constitute an offer to prepay Notes of the Series Due 2014 as described in subparagraph (b) of this Section 3.3 and shall be accompanied by the certificate described in subparagraph (e) of this Section 3.3.

    (b)    Offer to Prepay Notes.  The offer to prepay Notes of the Series Due 2014 contemplated by subparagraph (a) of this Section 3.3 shall be an offer to prepay, in accordance with and subject to this Section 3.3, all, but not less than all, the Notes of the Series Due 2014 held by each holder (in this case only, “holder” in respect of any Note of the Series Due 2014 registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Redemption Date”), which date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Redemption Date shall not be specified in such offer, the Proposed Redemption Date shall be the first Business Day after the 45th day after the date of such offer).

    (c)    Acceptance/Rejection.  A holder of Notes of the Series Due 2014 may accept the offer to prepay made pursuant to this Section 3.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes of the Series Due 2014 to respond to an offer to prepay made pursuant to this Section 3.3 shall be deemed to constitute rejection of such offer by such holder.

    (d)    Prepayment.  Prepayment of the Notes of the Series Due 2014 to be prepaid pursuant to this Section 3.3 shall be at a Redemption Price equal to 100% of the principal amount of such Notes, together with interest on such Notes of the Series Due 2014 accrued to the date of prepayment, but without Make-Whole Amount or other premium.  The prepayment shall be made on the Redemption Date which will be the Proposed Redemption Date.

    (e)    Officer’s Certificate. Each offer to prepay the Notes of the Series Due 2014 pursuant to this Section 3.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Redemption Date; (ii) that such offer is made pursuant to this Section 3.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Redemption Date; and (v) in reasonable detail, the nature and date or proposed date of the Change in Control.

    (f)    Certain Definitions.

“Change in Control” means any of the following events:

    (i)    any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than any employee benefit plans of the Company, any “person”

organized, appointed or established pursuant to the terms of any such benefit plan or any trustee, administrator or fiduciary of such a plan, has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the voting power of the Company’s then outstanding voting Securities on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other notes of the Company (whether or not such notes are then currently convertible or exercisable), or

    (ii)    during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute a majority of the directors of the Company then in office unless

(A)    such new directors were elected or nominated by a majority of the directors of the Company who constituted the board of directors of the Company at the beginning of such period, or

(B)    the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability.

    (g)    All calculations contemplated in this Section 3.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

    Section 3.4.    Allocation of Partial Prepayments.  Notwithstanding Section 11.03 of the Senior Indenture, in the case of each partial prepayment of Notes of the Series Due 2014 pursuant to Section 3.2, the principal amount of the Notes of the Series Due 2014 to be prepaid shall be allocated pro rata among all Holders of Notes of the Series Due 2014  at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Section 3.3 or 3.8 shall be applied only to the Notes of the Series Due 2014 of the Holders who have elected to participate in such prepayment.

    Section 3.5.    Maturity; Surrender, Etc;.  In the case of each prepayment of Notes of the Series Due 2014 pursuant to this Article III, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment of the Series Due 2014 (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note of the Series Due 2014 paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note of the Series

Due 2014 shall be issued in lieu of any prepaid principal amount of any Note of the Series Due 2014.

    Section 3.6.    Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of the Series Due 2014 except (a) upon the payment or prepayment of the Notes of the Series Due 2014 in accordance with the terms of this Supplemental Indenture and the Notes of the Series Due 2014 or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the Holders of the Notes of the Series Due 2014 at the time outstanding upon the same terms and conditions.  Any such offer shall provide each Holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days.  If the Holders of more than 10% of the principal amount of the Notes of the Series Due 2014 then outstanding accept such offer, the Company shall promptly notify the remaining Holders of Notes of the Series Due 2014 of such fact and the expiration date for the acceptance by Holders of Notes of the Series Due 2014 of such offer shall be extended by the number of days necessary to give each such remaining Holder at least 5 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes of the Series Due 2014 acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes of the Series Due 2014 pursuant to any provision of this Supplemental Indenture and no Notes of the Series Due 2014 may be issued in substitution or exchange for any such Notes.

    Section 3.7.    Make-Whole Amount.  The term “Make-Whole Amount” means, with respect to any Note of the Series Due 2014, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note of the Series Due 2014 over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Notes of the Series Due 2014, the principal of such Notes of the Series Due 2014 that is to be prepaid pursuant to Section 3.2 or has become or is declared to be immediately due and payable pursuant to Section 5.02 of the Senior Indenture, Section 6.2 of this Supplemental Indenture or Section 6.3 of this Supplemental Indenture, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Notes of the Series Due 2014, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes of the Series Due 2014 is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note of the Series Due 2014, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note of the Series Due 2014, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 3.2 or Section 5.02 of the Senior Indenture, Section 6.2 of this Supplemental Indenture or Section 6.3 of this Supplemental Indenture.

“Settlement Date” means, with respect to the Called Principal of any Note of the Series Due 2014, the date on which such Called Principal is to be prepaid pursuant to Section 3.2 or has become or is declared to be immediately due and payable pursuant to Section 5.02 of the Senior Indenture, Section 6.2 of this Supplemental Indenture or Section 6.3 of this Supplemental Indenture, as the context requires.

    Section 3.8.    Reentry Event.

    (a)    Notice of Reentry Event. The Company will, within fifteen Business Days after any Responsible Officer has knowledge of the occurrence of any Reentry Event, give written notice of such Reentry Event to the Trustee and each holder of Notes of the Series Due 2014.  Such notice shall contain and constitute an offer to prepay Notes of the Series Due 2014 as described in subparagraph (b) of this Section 3.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 3.8.

    (b)    Offer to Prepay Notes.  The offer to prepay Notes of the Series Due 2014 contemplated by subparagraph (a) of this Section 3.8 shall be an offer to prepay, in accordance with and subject to this Section 3.8, all, but not less than all, the Notes of the Series Due 2014 held by each holder (in this case only, “holder” in respect of any Note of the Series Due 2014 registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Reentry Redemption Date”), which date shall be not less than 60 days and not more than 90 days after the date of such offer (if the Proposed Reentry Redemption Date shall not be specified in such offer, the Proposed Redemption Date shall be the first Business Day after the 75th day after the date of such offer).

    (c)    Acceptance/Rejection.  A holder of Notes of the Series Due 2014 may accept the offer to prepay made pursuant to this Section 3.8 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment.  A failure by a holder of Notes of the Series Due 2014 to respond to an offer to prepay made pursuant to this Section 3.8 shall be deemed to constitute rejection of such offer by such holder.

    (d)    Prepayment.  Prepayment of the Notes of the Series Due 2014 to be prepaid pursuant to this Section 3.8 shall be at a Redemption Price equal to 100% of the principal amount of such Notes, together with interest on such Notes of the Series Due 2014 accrued to the date of prepayment, but without Make-Whole Amount or other premium.  The prepayment shall be made on the Redemption Date which will be the Proposed Reentry Redemption Date.

    (e)    Officer’s Certificate. Each offer to prepay the Notes of the Series Due 2014 pursuant to this Section 3.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Reentry Redemption Date; (ii) that such offer is made pursuant to this Section 3.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Reentry Redemption Date; and (v) in reasonable detail, the nature and date or proposed date of the Reentry Event.

    (f)    Certain Definitions.

“Reentry Event” means that the Company, following completion of a full divestiture of the assets, business and operations of Integrys Energy Services and its Subsidiaries, acquires and/or creates a nonregulated natural gas and electric power supply and services company or companies that constitute(s) more than thirty-three percent (33%) of Total Assets, as calculated as of the end of each quarterly fiscal period of the Company.

Article IV
Certain Affirmative Covenants

In accordance with Section 3.01(14) of the Senior Indenture, the Company covenants that so long as any of the Notes of the Series Due 2014 are outstanding:

    Section 4.1.      (a)  The covenants and agreements of the Company set forth in Article VII (except Section 7.04) and Article X of the Senior Indenture shall be and remain in full force and effect, and be observed and complied with by the Company.

    (b)    The Company shall perform or comply with all terms, provisions and conditions of the Note Purchase Agreement.

    Section 4.2.    Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    Section 4.3.    Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers or via self-insurance, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.

    Section 4.4.    Legal Existence, Etc.  Subject to Sections 5.3 and 5.4, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Principal Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company’s Principal Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

    Section 4.5.    Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, or such Subsidiary, as the case may be.

    Section 4.6.    Notes to Rank Pari Passu.  The Notes of the Series Due 2014 and all other obligations under the Note Purchase Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.

    Section 4.7.    Guaranty by Subsidiaries.  (a)  In the event the Company grants a Lien to secure Indebtedness of the Company under the Bank Credit Facility, the Company will concurrently make, or cause to be made, effective provision whereby the Notes of the Series Due 2014 are concurrently secured equally and ratably with, or prior to, such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders and deliver to each of the Holders of the Notes of the Series Due 2014 the following items:

(i)    an executed counterpart of such documents creating such Lien in favor of the Holders of the Notes of the Series Due 2014 (the “Company Security Documents”);

(ii)    a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7 of the Note Purchase Agreement, but with respect to the Company Security Documents, as applicable;

(iii)    a certificate of a Responsible Officer of the Company certifying that at such time and after giving effect to the execution and delivery of the Company Security Documents, no Default or Event of Default shall have occurred and be continuing;

(iv)    such documents and evidence with respect to the Company as the Required Holders may reasonably request in order to establish the authorization of the transactions contemplated by the Company Security Documents;

(v)    an opinion of counsel satisfactory to the Required Holders to the effect that the Company Security Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding contract and agreement of the Company enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and subject to other customary exceptions and qualifications; and

(vi)    an executed counterpart of an intercreditor agreement in form and substance satisfactory to the Required Holders governing actions of the lenders under the Bank Credit Facility, any other creditors secured by such Lien, and the Holders of the Notes of the Series Due 2014, which agreement shall provide that the proceeds from the enforcement of any such Lien shall be shared on an equal and ratable basis with the

Holders of the Notes of the Series Due 2014 based on principal, interest and Make-Whole Amount.

    (b)    In the event any Subsidiary incurs any Guaranty Obligations with respect to Indebtedness under the Bank Credit Facility, the Company will cause such Subsidiary to concurrently enter, and deliver to each of the Holders of the Notes of the Series Due 2014 the following items:

(i)    an executed counterpart of such guaranty of the Notes of the Series Due 2014;

(ii)    a certificate signed by the President, a Vice President or another authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7 of the Note Purchase Agreement, but with respect to such Subsidiary and such guaranty;

(iii)    a certificate of a Responsible Officer of the Company certifying that at such time and after giving effect to the execution and delivery of such guaranty , no Default or Event of Default shall have occurred and be continuing;

(iv)    such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such guaranty;

(v)    an opinion of counsel satisfactory to the Required Holders to the effect that such guaranty has been duly authorized, executed and delivered and constitute the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and subject to other customary exceptions and qualifications; and

(vi)    an executed counterpart of an intercreditor agreement in form and substance satisfactory to the Required Holders governing actions of the lenders under the Bank Credit Facility, any other creditors which are beneficiaries of a guaranty from such Subsidiary, and the Holders of the Notes of the Series Due 2014, which agreement shall provide that the proceeds from the enforcement of any such guaranties shall be shared on an equal and ratable basis with the Holders of the Notes of the Series Due 2014 based on principal, interest and Make-Whole Amount.

    (c)    In the event any Subsidiary grants a Lien to secure Indebtedness of the Company or any Subsidiary under the Bank Credit Facility, the Company will cause such Subsidiary to make, or cause to be made, effective provision whereby the Notes of the Series Due 2014 are concurrently secured equally and ratably with, or prior to, such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders and deliver to each of the Holders of the Notes of the Series Due 2014 the following items:

(i)    an executed counterpart of such documents creating such Lien in favor of the Holders of the Notes of the Series Due 2014 (the “Subsidiary Security Documents”);

(ii)    a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7 of the Note Purchase Agreement, but with respect to the Subsidiary Security Documents, as applicable;

(iii)    a certificate of a Responsible Officer of the Company certifying that at such time and after giving effect to the execution and delivery of the Subsidiary Security Documents, no Default or Event of Default shall have occurred and be continuing;

(iv)    such documents and evidence with respect to the Subsidiary as the Required Holders may reasonably request in order to establish the authorization of the transactions contemplated by the Subsidiary Security Documents;

(v)    an opinion of counsel satisfactory to the Required Holders to the effect that the Subsidiary Security Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding contract and agreement of the Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and subject to other customary exceptions and qualifications; and

(vi)    an executed counterpart of an intercreditor agreement in form and substance satisfactory to the Required Holders governing actions of the lenders under the Bank Credit Facility, any other creditors secured by such Lien, and the Holders of the Notes of the Series Due 2014, which agreement shall provide that the proceeds from the enforcement of any such Lien shall be shared on an equal and ratable basis with the Holders of the Notes of the Series Due 2014 based on principal, interest and Make-Whole Amount.

Article V
Certain Negative Covenants

In accordance with Section 3.01(14) of the Senior Indenture, the Company covenants that so long as any of the Notes of the Series Due 2014 are outstanding:

    Section 5.1.    Leverage Ratio.  The Company will not permit the ratio of Total Funded Debt to Capitalization as of the last day of any fiscal quarter to exceed 0.65 to 1.00.

    Section 5.2.    Liens.  The Company will not, and will not permit any of its Principal Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for

(a)     Liens securing the Notes,

(b)     the Lien of First Mortgage Indentures or any Liens attaching to the property to which the Lien of the First Mortgage Indentures attach; provided that such Liens do not secure Funded Debt (other than Funded Debt secured by the First Mortgage Indentures),

(c)     Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),

(d)     Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),

(e)     pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs,

(f)     Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money securities and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money),

(g)     Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal securities,

(h)     easements, rights-of-way (and liens on easements or rights-of-way or the underlying real estate), restrictions (included zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes,

(i)     judgment Liens that would not constitute an Event of Default,

(j)     Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution,

(k)     any Lien created or arising over any property which is acquired, constructed or created by the Company or any Principal Subsidiary, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and proceeds and products thereof,

(l)     any Lien on any property or assets acquired from a Person which is merged with or into the Company or any Principal Subsidiary in accordance with Article VIII of the Senior Indenture and Section 5.3, as the case may be, and is not created in anticipation of any such transaction,

(m)     any Lien on any property or assets existing at the time of acquisition of such property or assets by the Company or any Principal Subsidiary and which is not created in anticipation of such acquisition,

(n)    Liens existing on the date of the Closing and described on Schedule 5.15 of the Note Purchase Agreement attached thereto,

(o)    pledges or deposits made in the ordinary course of business to secure obligations of the Company or any Principal Subsidiary under interest rate protection agreements, foreign currency exchange agreements, Permitted Energy Transactions, or other interest or exchange rate hedging arrangements,

(p)    Liens on cash, cash collateral, cash deposits or deposit accounts furnished to or for the benefit of MISO or other transmission providers or energy market administrators to secure the payment and performance of obligations (i) in connection with the purchase of electric transmission service from MISO or such other transmission providers or (ii) related to energy, capacity or ancillary service transactions entered into through markets administered by MISO or such other transmission providers or energy market administrators,

(q)    Liens, if any, arising in connection with the securitization of environmental retrofit receivables,

(r)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (q), for amounts not exceeding the maximum principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), and

(s)    any other Lien or Liens which in the aggregate secure Indebtedness or other obligations at any one time not in excess of an amount equal to 7.5% of Total Assets.

    Section 5.3.    Mergers, Consolidations, Etc.  The Company will not permit any Principal Subsidiary to consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that

(a)    any Principal Subsidiary may merge or consolidate with or into the Company, any Subsidiary or any other Person so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Subsidiary (and not the Company), the Subsidiary shall be the surviving or continuing corporation or limited liability company and

(b)     Integrys Energy Services, Inc. a Wisconsin corporation (“Integrys Energy Services”) and/or any or all of its Subsidiaries may merge with any other Person or sell, lease or otherwise dispose of all or substantially all of its assets or any of their respective assets in whole or in part.

    Section 5.4.    Sale or Lease of Assets.

    (a)    Without limiting clause (b) of this Section 5.4, within any twelve month period, the Company will not, and will not permit its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of assets, business or operations with a book value (net of assumed liabilities associated with the assets that are the subject of such transaction) in excess of twenty-five percent (25%) of Total Assets, as calculated as of the end of the most recent fiscal quarter, provided that the Company and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of assets, business or operations consisting of:

(i)    sales of inventory or other assets acquired for resale in the ordinary course of business,

(ii)    sales of accounts owed by customers for energy provided or to be provided outside the normal franchise service area of Wisconsin Public Service Corporation and Upper Peninsula Power Company,

(iii)    sales, transfers or other dispositions of assets between or among the Company and its wholly owned Subsidiaries,

(iv)    sales, transfers or other dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete,

(v)    sales, transfers or other dispositions of the assets listed on Schedule 5.4,

(vi)    non-exclusive licenses of intellectual property, and

(vii)    sales, transfers or other dispositions of assets the proceeds of which are invested in other energy related assets; and

    (b)    Anything contained in clause (a) of this Section 5.4 to the contrary notwithstanding, Integrys Energy Services and/or any or all of its Subsidiaries may sell, transfer or otherwise dispose of all or any part of its respective assets, businesses or operations without regard to limitations contained in clause (a) of this Section 5.4.

    Section 5.5.    Restrictions on Subsidiaries.  The Company will not, and will not permit any Principal Subsidiary to, enter into any agreement that restricts the ability of any Principal Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock; provided that it is understood and agreed that (a) the foregoing covenant does not prohibit the Company or a Principal Subsidiary from entering into agreements that contain financial covenants which require the maintenance of a minimum net worth or compliance with financial ratios without explicitly addressing the ability to pay dividends or make other distributions with respect to shares of its capital stock, (b) the foregoing covenant does not apply to limitations or restrictions imposed by law or in regulatory proceedings and (c) the foregoing covenant does not apply to limitations or restrictions in the articles of incorporation of such Principal Subsidiary as in effect on the date hereof or restrictions which arise only if dividends on preferred stock issued by such Principal Subsidiary have not been paid.

    Section 5.6.    Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

    Section 5.7.    Line of Business.  The Company will not and will not permit any Principal Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum; provided that nothing contained in this Section 5.7 shall be deemed or construed to limit the full or partial divestiture by the Company of the assets, business or operations of Integrys Energy Services and/or any or all of the Subsidiaries of Integrys Energy Services or any reduction in the scope and/or scale of the assets, business or operations of Integrys Energy Services and/or any or all of its Subsidiaries and any such divestiture, reduction, sale or other disposition shall not be deemed or construed to constitute a change in the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged.

    Section 5.8.    Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially

Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Article VI
Events of Default

    Section 6.1.      In accordance with Section 3.01(11) of the Senior Indenture and for purposes of determining whether an Event of Default exists with respect to the Notes of the Series Due 2014, but only with respect to such Notes of the Series Due 2014, in addition to the Events of Default set forth in Sections 5.01(2), (5), (6) and (7) of the Senior Indenture, the Holders of the Notes of the Series Due 2014 shall have the following Events of Default in replacement of the Events of Default set forth in Sections 5.01(1), (3) and (4) of the Senior Indenture or in addition to the Events of Default set forth in Section 5.01 of the Senior Indenture, as the case may be:

(a)    the Company defaults in the payment of any interest on any Note of the Series Due 2014 for more than five Business Days after the same becomes due and payable; or

(b)    the Company defaults in the performance of or compliance with any term contained in the Senior Indenture or this Supplemental Indenture (other than those referred to in Section 6.1(a) hereof and Section 5.01(2) of the Senior Indenture) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Holder of a Note of the Series Due 2014 (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 6.1(b)); or

(c)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Note Purchase Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(d)    (i) the Company or any Principal Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Indebtedness that is outstanding in an aggregate principal amount of at least $35,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Principal Subsidiary is in default (other than any non-material default under any First Mortgage Indenture) in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $35,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more holders of such Indebtedness, or a trustee or agent on behalf of such holder or holders, are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Company or any Principal Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $35,000,000 and the Company or such Principal Subsidiary has failed to purchase or repay such Indebtedness or (2) one or more holders of such Indebtedness, or a trustee or agent on behalf of such holder or holders, have the right to require the Company or any Principal Subsidiary so to purchase or repay such Indebtedness; provided that the foregoing cross-default provisions shall not apply to Indebtedness to the extent recourse to the Company is limited to specific assets in a project financing (i.e., defaults under agreements governing non-recourse project financing Indebtedness are excluded); or

(e)    any Principal Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(f)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any of the Company’s Principal Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any of the Company’s Principal Subsidiaries, or any such petition shall be filed against any of the Company’s Principal Subsidiaries and such petition shall not be dismissed within 60 days; or

(g)    a final judgment or judgments for the payment of money aggregating in excess of $35,000,000 are rendered against one or more of the Company and its Principal Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(h)    the occurrence of any of the following events or conditions if any of the same would be reasonably likely to have a Material Adverse Effect: (i) any “accumulated funding deficiency,” as such term is defined in section 302 of ERISA and section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate in

favor of the PBGC or a Plan; (ii) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Required Holders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Required Holders, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) the Company, any of its Subsidiaries or any ERISA Affiliate incurring liability in connection with a withdrawal from, reorganization of (within the meaning of section 4241 of ERISA), or insolvency (within the meaning of section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of section 406 of ERISA or section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably likely to subject the Company, any of its Subsidiaries or any ERISA Affiliate to liability under sections 406, 409, 502(i), or 502(1) of ERISA or section 4975 of the Code, or under any agreement or other instrument pursuant to which the Company, any of its Subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

    Section 6.2.      In accordance with Section 3.01 of the Senior Indenture and for purposes of determining the rights of Holders of the Notes of the Series Due 2014 following an Event of Default, in addition to the rights set forth in Article V of the Senior Indenture, if any Event of Default described in Section 6.1(a) hereof or Section 5.01(2) of the Senior Indenture has occurred and is continuing, any Holder or Holders of the Notes of the Series Due 2014 at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes of the Series Due 2014 held by it or them to be immediately due and payable.

    Section 6.3.      Upon any Notes of the Series Due 2014 becoming due and payable under Section 5.02 of the Senior Indenture or Section 6.2 of this Supplemental Indenture, whether automatically or by declaration, such Notes of the Series Due 2014 will forthwith mature and the entire unpaid principal amount of such Notes of the Series Due 2014, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

    Section 6.4.    The covenants, agreements and conditions contained in Articles IV, V and VI of this Supplemental Indenture are solely for the protection and benefit of the registered owners of the Notes of the Series Due 2014 and, therefore, the exclusive right to (a) require the Trustee to declare a default hereunder, (b) waive a default hereunder, (c) waive compliance herewith, or (d) amend any of such covenants, agreements or conditions herewith shall in each such case be vested solely in the registered owners of a majority in principal amount of the Notes of the Series Due 2014 then outstanding.  No benefits by reason of such provisions shall be deemed to be conferred upon Persons other than the registered owners of the Notes of the Series Due 2014.

Article VII
Defeasance

    Section 7.1.     Defeasance.  In accordance with Section 3.01(12) of the Senior Indenture, the provisions of Sections 13.02 and 13.03 of the Senior Indenture shall in no respect be applicable to the Notes of the Series Due 2014.

Article VIII
Miscellaneous

    Section 8.1.    The Trustee has accepted the amendment of the Senior Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Senior Indenture as hereby amended, but only upon the terms and conditions set forth in the Senior Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, and (c) the due execution hereof by the Company.

    Section 8.2.    This Supplemental Indenture shall be construed in connection with and as a part of the Senior Indenture.

    Section 8.3.    (a)     If any provision of this Supplemental Indenture conflicts with another provision of the Senior Indenture required to be included in indentures qualified under the Trust Indenture Act of 1939, as amended (as enacted prior to the date of this Supplemental Indenture), by any of the provisions of Sections 310 to 317, inclusive, of said act, such required provision shall control.

    (b)    In case any one or more of the provisions contained in this Supplemental Indenture or in the Securities issued hereunder should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

    Section 8.4.    Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, such name or reference shall be deemed to include the successors or assigns of such party, and all the covenants and agreements contained in this Supplemental Indenture by or on behalf of the Company or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

    Section 8.5.    (a) This Supplemental Indenture may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

    (b)    The descriptive headings of the several Articles of this Supplemental Indenture were formulated, used and inserted in this Supplemental Indenture for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

In Witness Whereof, Integrys Energy Group, Inc. has caused this Third Supplemental Indenture to be executed by its Chairman, President, or a Vice President, or any other officer selected by the Board of Directors, and its corporate seal to be hereunto affixed, duly attested by its Secretary or an Assistant Secretary, and U.S. Bank National Association, as Trustee as aforesaid, has caused this Supplemental Indenture to be executed by one of its authorized signatories, as of ______________, 2009.

Integrys Energy Group, Inc.

By:________________________________
Name:  Bradley A. Johnson
Title:  Vice President and Treasurer

(Seal)

Attest:

_____________________________________________
 Name:  Barth J. Wolf
 Title:  Vice President, Chief Legal Officer
   and Secretary

U.S. Bank National Association

By:_______________________________
Name:
Title:

Attest:
Name:  _____________________________
Title:  ______________________________

Appendix I

PPN:  45822P A*6
No. __________                                                                                    $__________

This note has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state.  Neither this note nor any interest or participation herein may be reoffered, sold, assigned or transferred in the absence of such registration unless such transaction is exempt from, or not subject to, such registration.

Integrys Energy Group, Inc.
7.27% Senior Note due June 1, 2014

Original Issue Date:    June 11, 2009

PPN:     45822P A*6

Interest Rate:    7.27%

Interest Payment Dates:    June 1 and December 1 (commencing December 1, 2009)

Regular Record Dates:    May 15 and November 15

Maturity Date:    June 1, 2014

Integrys Energy Group, Inc., a corporation duly organized and existing under the laws of Wisconsin (herein called the “Company,” which term includes any successor corporation under the Senior Indenture hereinafter referred to), for value received, hereby promises to pay to _____________, or registered assigns, the principal sum of _____________________________ Dollars on the Maturity Date specified above and to pay interest on the unpaid principal amount hereof from the Original Issue Date specified above or from the most recent Interest Payment Date specified above to which interest has been paid or duly provided for, semi-annually on the Interest Payment Dates specified above in each year, commencing December 1, 2009, at the Interest Rate specified above (computed on the basis of a 360-day year of twelve 30-day months), until the principal hereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the Default Rate (as defined in the hereinafter defined Senior Indenture) on any overdue principal and on any overdue installment of interest and any overdue Make-Whole Amount.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the hereinafter defined Senior Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities (as defined in the hereinafter defined Senior Indenture) is registered at the close of business on the Regular Record Date specified above for such interest (whether or not such day is a Business Day).  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor

Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest (as defined in the hereinafter defined Senior Indenture) to be fixed by the Trustee (as defined in the hereinafter defined Senior Indenture), notice of which shall have been given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, all as more fully provided in said Senior Indenture.

Payment of the principal of any Make-Whole Amount, if any, with respect to, and interest on, this Security will be made at the office or agency of the Trustee maintained for that purpose in Saint Paul, Minnesota, in Dollars; provided, however, that such payments of principal and interest shall be subject to the terms of Section 9 of the Note Purchase Agreement (as defined in the hereinafter defined Senior Indenture).

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws (other than choice of law provisions) of the State of Wisconsin.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefits under the Senior Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

Integrys Energy Group, Inc.

By:________________________________
Attest:
[SEAL]

____________________________

Form of Trustee’s Certificate of Authentication.

Dated:  _______________

This is one of the Securities of the series designated therein referred to in the within-mentioned Senior Indenture.

U.S. Bank National Association
as Trustee

By:_______________________
Authorized Signatory

Form of Reverse of Security

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 1, 1999 (herein called the “Senior Indenture”), between the Company (f/k/a WPS Resources Corporation) and a predecessor of U.S. Bank National Association,  the current trustee (herein called the “Trustee,” which term includes any successor trustee under the Senior Indenture), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $100,000,000.

Securities of this series are subject to redemption, in whole or from time to time in part, at the times and on the terms specified in the Third Supplemental Indenture dated as of June 1, 2009 from the Company to the Trustee (the “Third Supplemental Indenture”).

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof, and otherwise of like tenor, will be issued in the name of the Holder hereof upon the cancellation hereof.

If any Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Senior Indenture and the Third Supplemental Indenture.  Upon payment (i) of the amount of principal so declared due and payable, (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable) and (iii) any applicable Make-Whole Amount, all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on the Securities of this series shall terminate.

This Security is not subject to Defeasance as described in the Senior Indenture.

The Senior Indenture may be modified by the Company and the Trustee without consent of any Holder with respect to certain matters as described in the Senior Indenture.  In addition, the Senior Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Senior Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Senior Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Senior Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall bind such Holder and all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Senior Indenture and no provision of this Security or of the Senior Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and Make-Whole Amount, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Senior Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and Make-Whole Amount, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same Stated Maturity and aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Senior Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Security or the Senior Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder, by accepting a Security, waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of this Security.

Pursuant to a recommendation promulgated by the Security Valuation Office of the National Association of Insurance Commissioners, the Company has caused Private Placement Numbers (“PPN”) to be printed on the Securities of this series as a convenience to the Holders of the Securities of this series.  No representation is made as to the correctness or accuracy of such numbers as printed on the Securities of this series and reliance may be placed only on the other identification numbers printed hereon.

All capitalized terms used in this Security without definition which are defined in the Senior Indenture shall have the meanings assigned to them in the Senior Indenture.

Assignment Form

To assign this Security, fill in the form below:  (I) or (we) assign and transfer this Security to

_______________________________________________________________________________________________
(Insert assignee’s social security or tax I.D. number)

_______________________________________________________________________________________________

_______________________________________________________________________________________________

_______________________________________________________________________________________________

_______________________________________________________________________________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________ agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Dated:_________________Your Signature:___________________________________
(Sign exactly as your
name appears on the other
side of this Security)
Signature Guaranty:__________________________________________
[Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Transfer Agent, which requirements will include membership or participation in STAMP or such other signature guarantee program as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.]

Social Security Number or Taxpayer Identification
Number:_______________________________________

Schedule 5.4
Sale, Transfers or Other Dispositions of Assets

None.